EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-128691) of Franklin Resources, Inc., of our report dated June 20, 2024, relating to the statement of net assets available for benefits of the Franklin Templeton 401(k) Retirement Plan (the “Plan”) as of December 31, 2023, and the related notes, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2024.

/s/ Moss Adams LLP

Campbell, California
June 24, 2025